                                                                   EXHIBIT 99.1

[MCLEODUSA LOGO APPEARS HERE]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone: (319) 298-7800
FAX: (319) 298-7767

FOR IMMEDIATE RELEASE

MCLEODUSA REPORTS CONTINUED GROWTH IN REVENUES AND EBITDA FOR THIRD QUARTER
1998

  Cedar Rapids, Iowa, October 28, 1998 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD), a provider of integrated telecommunications services in Midwest and Rocky Mountain states, today reported third quarter results for 1998. Revenues were $148.6 million for the quarter ended September 30, 1998, an increase of 201 percent compared to revenues of $49.3 million for the third quarter of 1997. Net loss for the quarter was $33.0 million or $(0.52) per share compared to a net loss of $23.7 million or $(0.45) per share for the third quarter of 1997. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was a positive $3.7 million compared with EBITDA loss of $13.6 million a year ago.

  Steve Gray, President and COO, commented, "I continue to be pleased with our performance, both operationally and financially. Our quarterly achievements more than met market expectations, due to lower expenses and higher margin revenues associated with our continuing emphasis on business sales, and the continuing migration of services onto our network."

  Competitive telecommunications revenue for the quarter increased by 9 percent over the most recent quarter, contributing $89.0 million to total telecommunications revenues of $112.8 million. The anticipated cyclical variations of the publishing business resulted in a third quarter contribution of $30.6 million from advertising sales in directories, 33 percent lower than second quarter which is traditionally its strongest quarter of the year.

  McLeodUSA reported a record number of lines sold for the quarter of 42,600. Of that total, business lines accounted for nearly 80 percent. Gray: "This 80/20 split for business over residential line sales is consistent with the shift in sales emphasis we announced early this year."

  The Company reported an increase in CLEC local lines in service from 253,600 lines at the end of second quarter to 275,100 lines as of September 30, an increase of 8 percent for the quarter and 78 percent over the third quarter total in 1997. Total local lines in service increased 50 percent year over year.

  Gray: "Our telecommunications revenues were up as a result of our continued success in capturing business line share from the incumbent providers. Total business lines sold increased 27 percent over the most recent quarter and 70 percent over third quarter a year ago. As expected, our net new lines in service total for the quarter was affected by the US West strike. We expect to complete all strike-delayed installations during fourth quarter."

  During 1998, McLeodUSA continues to focus on building facilities to prepare for the 1999 and 2000 migration of customers onto the Company's network. Consistent with this strategy, Gray stated, "We are on track to reach our goal of an additional 2,000 route miles of fiber optic network by year end." Of the Company's 6,329 route miles constructed, approximately 60 percent are in operation.

  On October 27, McLeodUSA announced the signing of a definitive agreement to merge with Dakota Telecommunications Group, Inc. Gray: "Once we receive regulatory and DTG stockholder approvals and close this deal, DTG will operate as a subsidiary of McLeodUSA representing our MainStreet initiative in the Dakotas. Our presence in the region will be strengthened considerably by an additional 300 miles of network, 7,300 facility-based local access lines, 5,900 cable subscribers and 6,800 Internet accounts." For the nine months ended September 30, DTG recorded revenues of approximately $25 million and positive EBITDA of $2.5 million.

  Summarizing the quarter, Clark McLeod, Chairman and CEO, stated, "I remain pleased with our fundamental results. Our quarterly performance demonstrates once again that our strategy is sound; we are steadily increasing our positive EBITDA performance; we have acquired an additional $300 million in cash to fund our expansion plan through a debt offering which is expected to close this week; and we continue to meet or exceed expectations on a consistent basis."

  McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in ten Midwest and Rocky Mountain states; future expansion will add 4 additional states. McLeodUSA is a facilities-oriented telecommunications provider with 7 switches, 366,800 local lines, 5,000 employees, and over 6,300 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 16 million copies of competitive directories in 20 states, reaching 28 million people or 10 percent of the nation's population.

  The statements contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to revision of expansion plans, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of McLeodUSA Incorporated to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Business-Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, which is filed with the Securities and Exchange Commission.

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (In thousands except for per share data)

                                  (UNAUDITED)

                                         THREE MONTHS
                                             ENDED         NINE MONTHS ENDED
                                       ------------------  ------------------
                                         SEPTEMBER 30,       SEPTEMBER 30,
                                       ------------------  ------------------
                                        1998*      1997     1998*      1997
                                       --------  --------  --------  --------
Revenues:
 Telecommunications:
  Local and long distance............. $ 68,835  $ 26,783  $194,151  $ 60,182
  Local exchange services (ICTC)......   16,791       --     49,344       --
  Private line and data...............   11,158     2,848    31,127     7,517
  Network maintenance and equipment...    8,964     6,396    24,049    11,815
  Other telecommunications............    7,099       --     20,875       --
                                       --------  --------  --------  --------
   Total telecommunications revenue...  112,847    36,027   319,546    79,514
 Directory............................   30,613    11,073   104,091    45,560
 Telemarketing........................    5,156     2,225    15,005     6,521
                                       --------  --------  --------  --------
      TOTAL REVENUES..................  148,616    49,325   438,642   131,595
Operating expenses:
 Cost of service......................   81,082    31,917   239,195    80,680
 Selling, general and administrative..   63,830    31,045   189,579    83,428
 Depreciation and amortization........   23,186     6,355    63,663    15,708
 Other................................    1,775        82     5,575     2,689
                                       --------  --------  --------  --------
  TOTAL OPERATING EXPENSES............  169,873    69,399   498,012   182,505
                                       --------  --------  --------  --------
  OPERATING LOSS......................  (21,257)  (20,074)  (59,370)  (50,910)
Non-operating income (expense):
 Interest income......................    6,640     7,618    19,074    18,070
 Interest (expense)...................  (19,429)  (11,270)  (54,593)  (20,756)
 Other................................    1,004        21     1,789        40
                                       --------  --------  --------  --------
  TOTAL NON-OPERATING INCOME
   (EXPENSE)..........................  (11,785)   (3,631)  (33,730)   (2,646)
                                       --------  --------  --------  --------
  LOSS BEFORE INCOME TAXES............  (33,042)  (23,705)  (93,100)  (53,556)
Income Taxes..........................      --        --        --        --
                                       --------  --------  --------  --------
  NET LOSS............................ $(33,042) $(23,705) $(93,100) $(53,556)
                                       ========  ========  ========  ========
Loss per common share................. $  (0.52) $  (0.45) $  (1.49) $  (1.02)
                                       ========  ========  ========  ========
Weighted average common shares
 outstanding..........................   62,955    53,335    62,620    52,752
                                       ========  ========  ========  ========
EBITDA................................ $  3,704  $(13,637) $  9,868  $(32,513)
                                       ========  ========  ========  ========

* CCI merger completed September 1997

                    MCLEODUSA INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (In thousands except for per share data)

                                  (UNAUDITED)

                                               THREE MONTHS ENDED
                                      ---------------------------------------
                                      12/31/97*  3/31/98*  6/30/98*  9/30/98*
                                      ---------  --------  --------  --------
Revenues:
 Telecommunications:
  Local and long distance............ $ 52,607   $ 61,658  $ 63,658  $ 68,835
  Local exchange services (ICTC).....   16,117     15,943    16,610    16,791
  Private line and data..............    9,657      9,385    10,584    11,158
  Network maintenance and equipment..    9,150      7,481     7,604     8,964
  Other telecommunications...........    7,141      6,884     6,892     7,099
                                      --------   --------  --------  --------
   Total telecommunications revenue..   94,672    101,351   105,348   112,847
 Directory...........................   35,495     27,964    45,514    30,613
 Telemarketing.......................    6,124      5,016     4,833     5,156
                                      --------   --------  --------  --------
    TOTAL REVENUES................... $136,291   $134,331  $155,695  $148,616
Operating expenses:
 Cost of service.....................   73,445     75,045    83,068    81,082
 Selling, general and
  administrative.....................   61,795     58,768    66,981    63,830
 Depreciation and amortization.......   17,567     19,431    21,046    23,186
 Other...............................    1,943      1,900     1,900     1,775
                                      --------   --------  --------  --------
  TOTAL OPERATING EXPENSES...........  154,750    155,144   172,995   169,873
                                      --------   --------  --------  --------
  OPERATING LOSS.....................  (18,459)   (20,813)  (17,300)  (21,257)
Non-operating income (expense):
 Interest income.....................    4,590      4,613     7,821     6,640
 Interest (expense)..................  (13,871)   (14,754)  (20,410)  (19,429)
 Other...............................    1,386        687        98     1,004
                                      --------   --------  --------  --------
   TOTAL NON-OPERATING INCOME
    (EXPENSE)........................   (7,895)    (9,454)  (12,491)  (11,785)
                                      --------   --------  --------  --------
   LOSS BEFORE INCOME TAXES..........  (26,354)   (30,267)  (29,791)  (33,042)
Income Taxes.........................      --         --        --        --
                                      --------   --------  --------  --------
   NET LOSS.......................... $(26,354)  $(30,267) $(29,791) $(33,042)
                                      ========   ========  ========  ========
Loss per common share................ $  (0.43)  $  (0.49) $  (0.48) $  (0.52)
                                      ========   ========  ========  ========
Weighted average common shares
 outstanding.........................   61,567     62,227    62,644    62,955
                                      ========   ========  ========  ========
EBITDA............................... $  1,051   $    518  $  5,646  $  3,704
                                      ========   ========  ========  ========

MCLEODUSA SELECTED STATISTICAL DATA:

                                                         3/31/98 6/30/98 9/30/98
                                                         ------- ------- -------
Sales cities............................................      63      64      66
Central offices / switches..............................     376     380     382
Cities served...........................................     259     266     267
Route miles.............................................   5,086   5,573   6,329
Total local lines in service............................ 313,900 344,300 366,800
 Business............................................... 174,000 201,300 223,200
 Residential............................................ 139,900 143,000 143,600
Total local customers................................... 166,400 174,600 179,400
 Business...............................................  32,300  37,600  42,500
 Residential............................................ 134,100 137,000 136,900
CLEC Local lines in service............................. 223,200 253,600 275,100
 Business............................................... 149,200 176,200 197,700
 Residential............................................  74,000  77,400  77,400
CLEC Local line customers...............................  94,700 103,200 107,300
 Business...............................................  25,200  30,400  35,200
 Residential............................................  69,500  72,800  72,100
CLEC Lines per business customer........................     5.9     5.8     5.6
CLEC Lines sold during quarter..........................  37,500  32,700  42,600
 Business...............................................  21,600  26,400  33,600
 Residential............................................  15,900   6,300   9,000
Net new CLEC Lines in service during quarter............  30,200  30,400  21,500
 Business...............................................  24,300  27,000  21,500
 Residential............................................   5,900   3,400     --
ILEC Local lines in service.............................  90,700  90,700  91,700
 Business...............................................  24,800  25,100  25,500
 Residential............................................  65,900  65,600  66,200
ILEC Local line customers...............................  71,700  71,400  72,100
 Business...............................................   7,100   7,200   7,300
Residential.............................................  64,600  64,200  64,800